Consent of Independent Registered Public Accounting Firm	Exhibit 23.1

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 033-48724, 333-05117, 333-05119, 333-74831, 333-40220, 333-44752, 333-88634 and 333-150510) and Form S-3 (File Nos. 333-135355, 333-155808 and 333-156369) of our report dated March 12, 2010 (except for the effects of discontinued operations as described in Note 7, as to which the date is October 5, 2010), with respect to the consolidated financial statements of Pacific Capital Bancorp, included in this Current Report on Form 8-K of Pacific Capital Bancorp for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Los Angeles, California
October 5, 2010